Exhibit 99.1

For Immediate Release

Mattersight Announces New Chief Financial Officer Mark Iserloth

Chicago, IL, July 23, 2012 (MARKETWIRE via COMTEX) — Mattersight Corporation (NASDAQ: MATR) a leading provider of enterprise analytics, today announced that Mark Iserloth has joined the company as Vice President and Chief Financial Officer, effective immediately. Mr. Iserloth, who brings more than 25 years of finance, business development, strategy, and operations experience, will be responsible for finance, accounting, human resources, and administrative functions for Mattersight. Mr. Iserloth replaces Bill Noon, who has served as CFO since February 2009 and will continue at Mattersight as Vice President of Finance.

Prior to joining Mattersight, Mr. Iserloth was Chief Financial Officer of Trustwave Holdings, Inc., a rapidly growing, leading provider of cloud-based compliance and information security solutions, where he was responsible for finance and human resources. Prior to joining Trustwave, Mr. Iserloth was Chief Financial Officer of Initiate Systems, Inc., a leader in the master data management space. Mr. Iserloth holds an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Electrical Engineering from Northwestern University.

“We are very pleased that Mark is joining Mattersight as CFO. Mark’s experience in high-growth software environments is an excellent fit for Mattersight, and the combination of Mark and Bill will enable us to enhance our finance function as we look forward to expanding our business,” said Kelly Conway, CEO of Mattersight. Mr. Conway added, “I would also like to thank Bill for his commitment and dedication as CFO over the past three years. In his new role, he will continue to be a valuable member of our management team.”

To learn more about Mattersight and its Behavioral Analytics Service, visit www.Mattersight.com.

About Mattersight

Mattersight is a leader in enterprise analytics focused on customer and employee interactions and behaviors. Mattersight’s Behavioral Analytics service captures and analyzes customer and employee interactions, employee desktop data and other contextual information to improve operational performance and predict future customer and employee outcomes. Mattersight’s analytics are based on millions of proprietary algorithms and the application of unique behavioral models. The company’s SaaS+ delivery model combines analytics in the cloud with deep customer partnerships to drive significant business value. Mattersight’s applications are used by leading companies in Healthcare, Insurance, Financial Services, Telecommunications, Cable, Utilities and Government. See What Matters™ by visiting www.Mattersight.com.

Press Contact

Mark Iserloth

Chief Financial Officer

312.454.3613

ir@mattersight.com

Mattersight Corporation | 200 S. Wacker Drive | Suite 820 | Chicago, IL 60606 | 877.235.6925 | www.mattersight.com	07.23.12 | p.1

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